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                                                                   Exhibit 10.10

                           [PCSupport.com letterhead]
                                                                   April 6, 2000
Denise Holleran-Boswell

Subject:  Offer of employment

Dear Denise:

This letter is to confirm our offer of employment to you as Vice President, Client Services at PCsupport.com, reporting to Mike McLean, President and CEO. We are very excited about the opportunity to have you join our organization and look forward to you starting at the earliest convenient time. This offer is open until April 13, 2000.

The base salary for this position will be Cdn $125,000 per annum. Your compensation will also include our standard bonus program with your target bonus being 40% of salary. As an employee of PCsupport.com and under the terms of our employee Stock Option Plan, you will also be granted an option to purchase 60,000 shares of the company. These options will vest monthly for 36 months. The vesting period will commence upon the successful completion of your probation period. The strike price of the options will be the average stock price of the previous 20 days from the day you accept this offer.

The first 3 months of your employment will be a probation period. In the event your position is not confirmed at the conclusion of this period, PCsupport.com will not be liable to you for any severance payment, nor for any options. Your compensation plan will be reviewed after the completion of 6 months and future compensation reviews will occur annually.

You will be entitled to our standard benefits package. If you are interested in the details of this, please contact Janis Sekora at the office. You will be entitled to 20 vacation days per annum that will be accrued monthly.

This position will be based in Vancouver, Canada. Your responsibilities will include but not be limited to the management of the team responsible for the implementation of the PC Support Center eSupport product for our clients. As a member of the senior management team, you will also be jointly responsible for the development and execution of our business strategy. PCsupport.com is an international business and travel will be a requirement for this role. You will be reimbursed for any reasonable expenses that are submitted in the form of standard expense reports.

Start date will be May 8, 2000 or earlier if possible.

If you have any questions about this offer, please do not hesitate to contact me at 258-8450.

Sincerely,

/s/ Mike McLean
---------------
Mike McLean

President & CEO

I accept this offer of employment:  /s/ Denise Holleran-Boswell  August 7, 2000
                                    ---------------------------  ---------
                                    Denise Holleran-Boswell      Date